Exhibit 99.1

1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Atlas Air Worldwide Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Atlas Air Worldwide Holdings, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Atlas Air Worldwide Holdings, Inc. at December 31, 2003 and 2002 and the consolidated results of its operations and its cash flows for the years then ended, in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring operating losses, has a stockholders’ deficit, negative working capital, and has filed a voluntary petition seeking to reorganize under Chapter 11 of the United States Bankruptcy Code and, as more fully described in Note 14, the Company faces significant litigation, the effects of which are not presently determinable. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 and 14. Other than the reclassification of long-term debt, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

As discussed in Note 3 to the consolidated financial statements, the Company has restated retained earnings from that previously reported at December 31, 2001, which was audited by other independent auditors who have ceased operations.

As discussed in Note 4 to the consolidated financial statements, in 2002 the Company changed its method of accounting for its airframe and engine overhauls.

New York, New York
May 27, 2004

Atlas Air Worldwide Holdings, Inc.

Consolidated Statements of Operations
(in thousands, except per share data)

Year Ended December 31,	2003	2002
Operating Revenues
Scheduled service	$524,018	$352,992
Charter service	86,592	151,515
ACMI lease contracts	305,475	368,200
AMC charter	430,287	210,186
Other revenue	37,279	95,202

Total operating revenues	1,383,651	1,178,095
Operating Expenses
Salaries, wages and benefits	194,390	188,531
Maintenance, materials and repairs	197,629	202,437
Aircraft fuel	326,022	221,632
Aircraft rent	183,329	213,310
Ground handling	86,612	66,513
Landing fees and other rent	91,995	63,198
Employee travel	59,223	52,963
Depreciation	60,138	54,404
Pre-petition reorganization costs and related professional fees	44,382	—
Other	145,862	139,261

Total operating expenses	1,389,580	1,202,249

Operating loss	(5,929)	(24,154)
Non-operating expenses
Interest income	3,724	10,335
Interest expense	(97,476)	(86,626)
Interest capitalized	148	3,869
Other, net	(1,457)	(1,793)

Total non-operating expenses	(95,061)	(74,215)

Loss before income taxes and cumulative effect of accounting change	(100,990)	(98,369)
Income taxes	—	—

Loss before cumulative effect of accounting change	(100,990)	(98,369)
Cumulative effect of accounting change	—	44,556

Net loss	$(100,990)	$(53,813)

Basic and diluted loss per share:
Loss before cumulative effect of accounting change	$(2.63)	$(2.57)
Cumulative effect of accounting change	—	1.16

Net loss	$(2.63)	$(1.41)

See accompanying notes.

Atlas Air Worldwide Holdings, Inc.

Consolidated Balance Sheets
(in thousands, except share data)

December 31,	2003	2002
Assets
Current Assets
Cash and cash equivalents	$93,297	$222,392
Short-term investments	—	30,967
Accounts receivable, less allowance of $24,304 and $40,794, respectively	159,393	188,022
Recoverable income taxes	—	37,007
Prepaid expenses and other current assets	28,937	19,283

Total current assets	281,627	497,671
Property and Equipment
Flight equipment	833,079	699,020
Ground equipment	40,783	47,931
Less: accumulated depreciation	(78,768)	(35,501)

Property and equipment, net	795,094	711,450
Other Assets
Route acquisition costs	42,238	42,238
Deposits and other assets	146,636	168,002
Prepaid aircraft rent	114,167	94,958
Debt issuance costs, net of accumulated amortization of $28,689 and $24,506, respectively	12,337	16,520

Total Assets	$1,392,099	$1,530,839

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$35,530	$74,265
Accrued liabilities	176,817	169,519
Debt	964,557	930,642

Total current liabilities	1,176,904	1,174,426
Other Liabilities
Deferred gains	170,363	222,343
Accrued maintenance	62,119	46,185
Other liabilities	10,995	16,402

Total other liabilities	243,477	284,930
Commitments and Contingencies (Note 14)
Stockholders’ Equity (Deficit)
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 50,000,000 shares authorized; 38,377,504 and 38,320,033 shares issued, respectively	384	383
Treasury stock, at cost; 1,050 and 48,057 shares, respectively	(4)	(135)
Additional paid-in-capital	306,303	305,210
Accumulated deficit	(334,965)	(233,975)

Total Stockholders’ Equity (Deficit)	(28,282)	71,483

Total Liabilities and Stockholders’ Equity (Deficit)	$1,392,099	$1,530,839

See accompanying notes

Atlas Air Worldwide Holdings, Inc.

Consolidated Statements of Cash Flows
(in thousands)

Year Ended December 31,	2003	2002
Cash flows from operating activities:
Net loss	$(100,990)	$(53,813)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation	60,138	47,389
Common stock issued as compensation	—	537
Recognition of compensation from restricted stock units	410	686
Provision for doubtful accounts	19,931	16,349
Cumulative effect of accounting change	—	(44,556)
Amortization of debt issuance costs and lease financing deferred gains	(17,574)	(6,760)
Impairment loss	—	7,850
Other, net	2,231	(711)
Changes in operating assets and liabilities:
Accounts receivable and recoverable income taxes	45,705	(29,579)
Prepaid expenses and other current assets	(35,228)	(24,371)
Deposits and other assets	(21,919)	(40,487)
Accounts payable and accrued liabilities	(26,198)	135,167

Net cash (used by) provided by operating activities	(73,494)	7,701
Cash flows from investing activities:
Capital expenditures, net	(8,495)	(30,144)
Proceeds from sale of assets	10,000	—
Purchase of short-term investments	—	(348,702)
Proceeds from sale of short-term investments	31,004	411,854

Net cash provided by investing activities	32,509	33,008
Cash flows from financing activities:
Payments on debt	(88,133)	(83,664)
Proceeds from sale leaseback transactions	—	14,337
Proceeds from issuance of treasury and common stock	240	907
Purchase of treasury stock	(217)	(1,076)

Net cash used by financing activities	(88,110)	(69,496)
Net decrease in cash and cash equivalents	(129,095)	(28,787)
Cash and cash equivalents at the beginning of year	222,392	251,179

Cash and cash equivalents at end of year	$93,297	$222,392

See accompanying notes.

Atlas Air Worldwide Holdings, Inc.

Consolidated Statement of Stockholders’ Equity (Deficit)
(in thousands, except share amounts)

				Retained	Accumulated
			Additional	Earnings	Other
	Common	Treasury	Paid-In	(Accumulated	Comprehensive	Deferred
	Stock	Stock	Capital	Deficit)	Income(Loss)	Compensation	Total
Balance at December 31, 2001, as previously reported	$382	$(1,268)	$305,930	$185,114	$488	$(738)	$489,908
Restatement adjustments	—	361	(315)	(365,276)	(10)	738	(364,502)

Balance at December 31, 2001, as restated	382	(907)	305,615	(180,162)	478	—	125,406
Net loss	—	—	—	(53,813)	—	—	(53,813)
Reclassification adjustment for realized gain on available-for-sale securities sold					(478)		(478)

Comprehensive loss							(54,291)
Purchase of 280,000 shares of treasury stock	—	(1,076)	—	—	—	—	(1,076)
Issuance of 284,280 shares of treasury stock pursuant to the employee stock purchase plan	—	1,719	(813)	—	—	—	906
Issuance of 24,435 shares of treasury stock pursuant to the director stock plan	—	129	2	—	—	—	131
Issuance of 3,725 shares of common stock	—	—	46	—	—	—	46
Issuance of 79,381 shares of common stock pursuant to the director stock plan	1	—	360	—	—	—	361

Balance at December 31, 2002	$383	$(135)	$305,210	$(233,975)	$—	$—	$71,483
Net loss and comprehensive loss	—	—	—	(100,990)	—	—	(100,990)
Purchase of 135,000 shares of treasury stock	—	(217)	—	—	—	—	(217)
Issuance of 182,007 shares of treasury stock	—	348	(108)	—	—	—	240
Issuance of 57,471 shares of common stock pursuant to the employee stock purchase plan	1	—	1,201	—	—	—	1,202

Balance at December 31, 2003	$384	$(4)	$306,303	$(334,965)	$—	$—	$(28,282)

See accompanying notes.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

1. Business

Atlas Air Worldwide Holdings, Inc. (“Holdings”) is the parent company of two principal operating subsidiaries, Atlas Air, Inc. (“Atlas”) and Polar Air Cargo, Inc. (“Polar”). Collectively with its other subsidiaries, these entities are referred to as the “Company”. The Company provides cargo services throughout the world, serving Asia, the Pacific Rim, Europe, South America and the United States through airport-to-airport scheduled air-cargo service and to major international airlines pursuant to contractual lease arrangements in which we provide the aircraft, crew, maintenance and insurance (“ACMI” or “wet-leases”). The Company also provides seasonal, commercial, ad-hoc and military charter service. The Company operates only Boeing 747 freighter aircraft.

The Consolidated Financial Statements include the accounts of Holdings and its subsidiaries. All significant inter-company accounts and transactions have been eliminated.

2. Financial Condition and Liquidity

The sustained weakness of the United States and international economies since early 2001, coupled with the lingering impact of the September 11, 2001 terrorist attacks, have continued to have a negative impact on both international trade demand and the ACMI market. As a result, the Company incurred net losses of $101.0 million and $53.8 million in 2003 and 2002, respectively (including in 2002, the $44.6 million benefit of an accounting change). The Company used cash of $73.5 million in support of operating activities in 2003 and the Company ended the year with an accumulated deficit of $335.0 million. In addition, at December 31, 2003, the Company’s financial statements reflect a working capital deficiency of $896.0 million in large part due to the reclassification of all outstanding debt from long-term to current as a result of defaults thereon, all described below. Because of the resulting negative impact on the Company’s financial condition and cash position and as part of a comprehensive restructuring of its aircraft debt and lease obligations, in March 2003, the Company initiated a moratorium on substantially all of its aircraft debt and lease payments. Subsequent to the implementation of this moratorium, the Company has made payment on certain debt and lease obligations. On an overall basis, the moratorium was instituted to provide time to negotiate restructured agreements with the Company’s significant creditors and lessors; however, the moratorium also resulted in events of default of substantially all of its debt and aircraft debt and lease agreements. These defaults allow the parties to these arrangements to exercise certain rights and remedies, including the right to demand immediate payment of such obligations in full and the right to repossess certain assets which include all of the Company’s owned and leased aircraft.

On January 30, 2004 (“Petition Date”), Holdings, Atlas, Polar and two other wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”). The Bankruptcy Court is jointly administering these cases as “In re Atlas Air Worldwide Holdings, Inc., Atlas Air, Inc., Polar Air Cargo, Inc., Airline Acquisition Corp. I, and Atlas Worldwide Aviation Logistics, Inc., Case No. 04-10792.” These Consolidated Financial Statements include data for certain subsidiaries that did not file for relief under Chapter 11. The assets and liabilities of these subsidiaries are not material to the Consolidated Financial Statements.

On April 19, 2004, the Company filed its joint plan of reorganization to restructure its financial affairs with the Bankruptcy Court (the “Plan of Reorganization”), aimed at achieving substantial cost reductions and restoring the long-term viability of the Company. The Company has since filed its First Amended Joint Plan of Reorganization and accompanying Disclosure Statement on May 27, 2004. The Company’s operational and restructuring initiatives include, among other things: (i) restructuring the Company’s aircraft related debt and lease obligations to reflect the reduced market values of the aircraft; (ii)

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

negotiating concessions from the Company’s suppliers and vendors; (iii) streamlining global flight operations; (iv) reducing the number of aircraft in service; and (v) reducing work force requirements. In addition, under all circumstances, the pre-chapter 11 restructuring plan contemplated the need for the Company to file for Chapter 11 relief in order to implement the various debt and lease restructuring agreements with aircraft lessors and lenders. The Company anticipates emerging from Chapter 11 on an expedited basis with a minimal disruption to its operations. In conjunction with the Chapter 11 filing, the Company has obtained $50.0 million of debtor-in-possession (DIP) financing from CIT Group/Business Credit, Inc. and Abelco Finance LLC, an affiliate of Cerberus Capital Management, LLP (together the “DIP Lenders”). The DIP financing has been structured as an $18.0 million term loan facility and a $32.0 million revolving credit facility. The Company has drawn down the $18.0 million term loan but has yet to borrow under the $32.0 million revolver. The term loan has a maturity date of the earlier of September 25, 2005 or the confirmation of the Plan of Reorganization and to the extent drawn upon bears interest at the rate of the higher of either (i) the DIP Lenders prime rate plus 6.5%, or (ii) 10.5%. The revolver has a maturity date of the earlier of September 25, 2005 or the confirmation of the Plan of Reorganization and to the extent drawn upon as (a) a prime borrowing bears interest at the rate of the higher of either (i) the DIP Lenders prime rate plus 2.25%, or (ii) 6.25%, or (b) a LIBOR borrowing bears interest at the rate of the higher of either (i) LIBOR plus 3.75%, or (ii) 5.75%. The Company has paid fees of $2.4 million in connection with the draw against the term loan. The financing is expected to provide adequate liquidity to meet the Company’s anticipated cash needs and to allow the Company to continue normal operations through the Chapter 11 process.

In a Commitment Letter dated as of January 30, 2004 (as amended and modified, the “Commitment Letter”), the DIP Lenders committed to provide Atlas and Polar with a secured emergence credit facility in the aggregate amount of $50.0 million, consisting of a $15.0 million term loan facility (the “Emergence Term Loan”) and a $35.0 million revolving credit facility (the “Emergence Revolver,” and together with the Emergence Term Loan, the “Emergence Credit Facility”). See Note 20 for further discussion of the Emergence Credit Facility.

With the exception of its non-filing subsidiaries, the Company continues to operate its businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders. In general, as debtors-in-possession, the Company is authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

All vendors are being paid for all goods furnished and services provided after the Petition Date in the ordinary course of business. However, under Section 362 of the Bankruptcy Code, actions to collect most of the Company’s pre-petition liabilities are automatically stayed, except for liabilities which fall within the scope of Section 1110 of the Bankruptcy Code, relating to certain qualifying aircraft, aircraft engines and other aircraft-related equipment that are leased or subject to a security interest or conditional sale contracts. Under Section 1110 of the Bankruptcy Code, actions to collect most pre-petition liabilities of this nature are automatically stayed for 60 days only (the automatic stay ended on March 29, 2004), except under two conditions: (a) the debtor may agree to perform all of the obligations under the applicable financing and cure any defaults as required under the Bankruptcy Code; or (b) the debtor may extend the 60-day period by agreement with the relevant aircraft lessors or lenders and with court approval. If neither of these conditions is met, the aircraft lessors or lenders may demand the return of the aircraft or take possession of the property and enforce any of its contractual rights or remedies to sell, lease or otherwise retain or dispose of such equipment. With respect to aircraft the Company intends to maintain and operate after Chapter 11, the Company has reached agreements with its aircraft lenders and lessors to extend the 60 day period under section 1110 of the Bankruptcy Code for a period of time sufficient to allow the Company to emerge from Chapter 11.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

The Company has negotiated with its aircraft lessors and lenders to restructure existing agreements to reduce aircraft ownership costs to better reflect current market rates. To date, the Company has reached agreements in principle with respect to substantially all leased and financed aircraft that the Company intends to retain after Chapter 11. There can be no assurance, however, that those agreements in principle will be successfully converted to final contracts. To the extent the Company is unable to finalize these agreements, there can be no assurance that the Company will be able to reach new agreements on comparable economic terms or that aircraft lessors or lenders will not repossess aircraft. Either of these outcomes, although unlikely, could have a material adverse affect on the Company’s financial and operational performance. In addition, the Company will convert many longer-term lease contracts into short-term operating leases.

Under Section 365 of the Bankruptcy Code, the Company may assume, assume and assign, or reject certain executory contracts and unexpired leases, including leases of real property and aircraft and aircraft engines, subject to the approval of the Bankruptcy Court and certain other conditions. Generally, if the Company assumes an executory contract or unexpired lease the Company is required to cure monetary defaults under such contract or lease. In accordance with Section 365 of the Bankruptcy Code, the Company has determined to reject or abandon certain surplus aircraft to adjust the Company’s fleet size and composition to more closely match market demand. During the first five months of 2004, the Company returned five leased and two owned 747-200 and 300 aircraft. In general, if the Company rejects an unexpired lease or executory contract, the claim generated from that activity is treated as a pre-petition breach of the lease or contract in question and, subject to certain exceptions, relieves the Company of performing any future obligations but entitles the lessor or contract counterparty to a pre-petition general unsecured claim for damages caused by such breach. General unsecured claims against the Company have increased and are likely to increase in the future, as a result of unsecured damage claims created by the Company’s rejection of various aircraft, executory contracts and unexpired leases. Conversely, we expect that the assumption of certain executory contracts and unexpired leases, as discussed previously, may reduce certain claims currently being made against the Company. Under the Plan of Reorganization, the Atlas general unsecured creditors will receive approximately $200 million of equity value based on Holdings new common stock (“New Common Stock”) distributed to them which yields a 35.4% recovery based on an estimated amount of allowed general unsecured claims of approximately $564 million. Based on the global settlement implemented by the Plan of Reorganization, the holders of Polar general unsecured claims receive a 60% fixed cash recovery notwithstanding the final amount of Polar allowed general unsecured claims (which are estimated to range from $29 million to $50 million). The ultimate recoveries will vary with the final amount of the claims. Accordingly such estimates will change as the bankruptcy proceeds.

As part of an ongoing audit and in conjunction with the claims process the Internal Revenue Service (the “IRS”) has submitted proofs of claim with the Bankruptcy Court for alleged income tax, employee withholding tax, FUTA and excise tax obligations, including penalties and interest.

While it is the Company’s present intention to emerge from Chapter 11 as a reorganized company as quickly as possible but in all events no later than July 29, 2004, filing under Chapter 11 is subject to certain risks and uncertainties, many of which are beyond the Company’s control. Several of these risk factors, which may delay the Company’s emerging from Chapter 11 on a successful and timely basis, include, but are not limited to, the Company’s ability to operate pursuant to the terms of the DIP Credit Facility; its ability to consummate the Plan of Reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period to propose and confirm a different plan of reorganization, the appointment of a Chapter 11 trustee, the conversion of the cases to a chapter 7 liquidation under the Bankruptcy code, and the Company’s ability to fund and execute its business plan. See Note 20 for additional discussion of these matters.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

Other negative factors that may impact the Company’s ongoing operations include, without limitation, the economic environment in general and the air cargo market in particular, changes in air cargo capacity, the outcome of current and potential litigation against the Company, the outcome of the Securities and Exchange Commission’s (“SEC”) investigation of the Company’s accounting, the Company’s future financing needs, and the then availability of debt or equity financing and the terms and cost thereof, significant changes in fuel prices and supply, as well as other operating expenses, the ability to renew collective bargaining agreements on terms satisfactory to the Company and the availability and cost of war risk insurance for the Company.

As a result of the amount of debt being restructured and because the value of the Company’s assets are less then the value of the claims against it, the current outstanding equity is estimated to receive zero value when the Company emerges from Chapter 11. All outstanding equity interests will be cancelled upon confirmation of the Second Amended Plan of Reorganization by the Bankruptcy Court.

The Company cannot assure that it will be able to consummate successfully the Second Amended Plan of Reorganization and successfully emerge from Chapter 11, arrange the additional financing required to implement its restructuring plan, or implement the other requirements necessary to restructure its financial affairs. The circumstances described in this note result in substantial doubt as to the ability of the Company to continue as a going concern.

Except for the reclassification of all of the Company’s outstanding debt obligations as current liabilities at December 31, 2003 and 2002, the accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties nor do they reflect any adjustments that will result from Statement of Position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.”

Prior to the Company filing for Bankruptcy, the Company had incurred reorganization costs and related professional fees of $44.4 million for the year ended December 31, 2003. The costs were primarily related to professional fees and severance charges.

3. Restatement of Previously Reported Amounts

In October 2002, the Company discovered that adjustments were required to be reflected in its previously reported audited Consolidated Financial Statements for the years ended prior to 2002. The adjustments related to corrections in the following areas: inventory obsolescence, allowance for bad debts and maintenance expenses. As the Company made these required adjustments, the Company identified additional corrections to the Company’s previous accounting, including the need for additional impairment charges related to flight equipment and related assets held for use, as well as certain other items. The Company reflected $472.9 million in pre-tax adjustments and corrections in its December 31, 2001 balance sheet; however, due to the Company’s inability to locate sufficient supporting documentation, the Company was unable to determine the period or periods to which certain adjustments relate and, as a result, the Company was unable to issue restated consolidated financial statements for the years ended December 31, 2001 and 2000 or any prior period.

The cumulative amount of the accounting adjustments decreased previously reported retained earnings as of December 31, 2001 from $185.1 million to an accumulated deficit of $180.2 million as follows:

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

		(in millions)
	Retained earnings at December 31, 2001, as previously reported	$185.1
a.	Additional impairment loss	(281.4)
b.	Maintenance expense	(115.4)
c.	Inventory obsolescence	(34.4)
d.	Allowance for doubtful accounts	(17.7)
e.	Other, net	(24.0)
f.	Income taxes	107.6

	Accumulated deficit at 12/31/01, as restated	$(180.2)

a.	Additional impairment loss – A number of factors existed at the time the 2001 consolidated financial statements were prepared, including a declining global economic forecast, the dramatic effects of September 11, 2001 and the corresponding decline in air cargo demand. As a result of these factors, the Company restructured its business plan and six aircraft were designated as held for sale. The Company actively marketed the aircraft for sale or other disposal. In accordance with Statement of Financial Accounting Standards (SFAS) No.121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS No. 121), the Company performed an assessment of impairment of these aircraft held for sale during 2001 and recognized an impairment loss of $99.0 million. Based upon available documentation, the Company was unable to determine if consideration was given as to whether the remaining aircraft and related equipment (including related spare engines, parts and equipment) in the fleet were impaired. Based upon the factors described above, in accordance with paragraph 5 of SFAS 121, the Company has concluded that impairment indicators existed at December 31, 2001 with respect to the Company’s entire fleet. Therefore, based only on information that would have been available at the time the 2001 financial statements had been prepared, the Company determined that the estimated net undiscounted future cash flows to be generated by the Company’s entire fleet were less than the carrying value of the aircraft and related equipment. As a result, all operating aircraft were impaired in addition to those held for sale and were required to be written down to fair value. In determining fair value, the Company considered several third-party appraisals, published values for similar aircraft and transactions involving sales of similar aircraft. Accordingly, the restatement includes an additional impairment charge of $281.4 million for the aircraft held for use and related equipment.

b.	Maintenance expense – The Company has recorded additional maintenance expense, which primarily relates to improper capitalization of repair costs associated with rotable spare parts and other maintenance cost not otherwise eligible for deferral. In addition, the Company determined that it had improperly calculated the expense related to a power-by-the-hour agreement related to engine maintenance.

c.	Inventory obsolescence – The Company identified excess and obsolete inventory for which an adequate allowance had not been provided. The Company had entered into agreements to outsource substantially all of its routine maintenance, which had the effect of significantly reducing its spare parts requirements. Additionally, the Company also identified an error in the inventory accounting system’s calculation of average costs.

d.	Allowance for doubtful accounts – The Company identified uncollectible receivables for which an adequate allowance had not been provided.

e.	Other, net – These restatements, which principally relate to the timing on which various transactions were recorded in the ordinary course of business, primarily relate to the following items: revenue ($7.8 million), fixed asset and capital project costs ($4.2 million), deferred gains on aircraft ($13.9 million), start-up costs ($1.6 million) and other, net over accruals ($3.5 million).

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

f.	Income taxes – The Company had originally reported a net deferred tax liability at December 31, 2001 of $53.1 million. As a result of the various adjustments discussed above, the Company reversed the net deferred tax liability and recorded additional net benefit at December 31, 2001 of $54.5 million. A full valuation allowance has been established relating to the Company’s remaining net deferred tax assets at December 31, 2001, and to tax assets generated by losses in 2003 and 2002. The Company expects to continue to record a full valuation allowance on future tax benefits until, and if, the Company returns to profitability.

4. Accounting Change

Effective January 1, 2002, Atlas changed its method of accounting for airframe and engine overhaul activities from the accrual and deferral methods to the direct expense method (with the exception of a fully outsourced B747-400 engine (GE CF6-80C2) service contract, which is accrued for on an hourly basis). While the former methods were permitted under United States generally accepted accounting principles, the Company believes that the direct expense method is preferable as it more properly reflects the timing of the actual maintenance event and is the predominant method used in the airline industry.

As a result, the change decreased the Company’s net loss for the year ended December 31, 2002 by $44.6 million as a cumulative effect of accounting change. The principal cause of the credit is the treatment of certain power-by-the-hour contract payments as prepayments (versus expense previously) offset, in part, by the write-off of deferred airframe overhauls. There was no income tax effect associated with this accounting change.

5. Significant Accounting Policies

The Company’s accounting policies conform to United States generally accepted accounting principles. Significant policies followed are described below.

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with United States generally accepted accounting principles requires management to make estimates and judgments that affect the amounts reported in the financial statements and footnotes thereto. Actual results may differ from those estimates. Important estimates include asset lives, valuation allowances (including, but not limited to, those related to receivables, inventory and long-lived assets), income tax accounting, self-insurance employee benefit accruals and contingent liabilities.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits, and short-term cash investments that are highly liquid in nature and have original maturities of three months or less at acquisition.

Short-Term Investments

Short-term investments consisted of investment-grade, interest bearing instruments with maturities greater than three months and are stated at fair value, based on quoted market prices, with unrealized gains and losses recorded in accumulated other comprehensive income/(loss). All short-term investments were classified as available-for-sale securities. The cost of securities sold is based on the specific identification method. Interest on these securities was accrued and included in interest income.

Investments

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

The Company holds minority interests (20% to 50%) in private companies, which are accounted for under the equity method, as the Company has the ability to exercise significant influence over their operating and financial policies.

The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary. If the decline in fair value is judged to be other than temporary, the investment is written down to fair value and the amount of the write-down is included in the Consolidated Statement of Operations.

Inventories

Spare parts, materials and supplies relating to flight equipment are carried at average acquisition cost and are expensed when used in operations. Allowances for obsolescence are provided over the estimated useful life of the related aircraft and engines for spare parts expected to be on hand at the date aircraft are retired from service, plus allowances for spare parts currently identified as excess or obsolete. These allowances are based on management estimates, which are subject to change. Inventories are included in prepaid expenses and other current assets in the Consolidated Balance Sheet.

Property and Equipment

The Company records its property and equipment at cost and depreciates these assets on a straight-line basis over their estimated useful lives to their estimated residual values, over periods not to exceed forty years for flight equipment (from date of original manufacture) and three to five years for ground equipment, once the asset is placed in service. Property under capital leases and related obligations are recorded at the lesser of an amount equal to (a) the present value of future minimum lease payments computed on the basis of the Company’s incremental borrowing rate or, when known, the interest rate implicit in the lease or (b) the fair value of the asset. Amortization of property under capital leases is on a straight-line basis over the lease term and is included in depreciation expense.

Expenditures for major additions, improvements and flight equipment modifications are generally capitalized and depreciated over the shorter of the assets remaining life or lease life in the event that any modifications or improvements are on operating lease equipment. Substantially all property and equipment is specifically pledged as collateral for indebtedness of the Company.

Capitalized Interest

Interest attributable to funds used to finance the acquisition of aircraft is capitalized as an additional cost of the related aircraft. Interest is capitalized at the Company’s weighted average interest rate on long-term debt, or where applicable, the interest rate related to specific borrowings and is depreciated over the estimated useful life of the asset. Capitalization of interest ceases when the asset is ready for its intended use.

Measurement of Impairment of Long-Lived Assets

When events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets, the Company records impairment losses on those long-lived assets used in operations.

The impairment charge is determined based upon the amount by which the net book value of the assets exceeds their estimated fair value. In determining the fair value of the assets, the Company considers

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

market trends, published values for similar assets, recent transactions involving sales of similar assets or quotes and third party appraisals. In making these determinations, the Company also uses certain assumptions, including, but not limited to the present value of estimated future cash flows expected to be generated by these assets, which are based on additional assumptions such as asset utilization, length of service the asset will be used in the Company’s operations and estimated residual values.

Intangible Assets

Route acquisition costs represent the allocation of purchase price in connection with the Polar acquisition attributable to operating rights (takeoff and landing slots) at Narita Airport in Tokyo, Japan. As the acquisition occurred subsequent to the effective date of Statement of Financial Accounting Standard (“SFAS”) No. 142, Goodwill and Other Intangible Assets (SFAS No.142), and the operating rights are considered to have an indefinite life, no amortization has been recorded.

The Company reviews its route acquisition costs annually in accordance with SFAS No.142. The analysis has not resulted in an impairment charge.

Revenue Recognition

Revenue for scheduled service and charter services is recognized upon flight departure. ACMI lease contract revenue is recognized as the actual block hours are operated on behalf of a customer during a calendar month.

Other revenue includes rents from dry leases of owned aircraft and is recognized in accordance with SFAS No. 13, Accounting for Leases.

Concentration of Credit Risk and Significant Customers

The Company routinely grants credit to many of its ACMI lease contract customers for services without collateral. The Company periodically performs an evaluation of the composition of accounts receivable and expected credit trends and establishes an allowance for doubtful accounts for specific customers that it determines to have significant credit risk. Past due status of accounts receivable is determined primarily based upon contractual terms. The Company provides allowances for estimated credit losses resulting from the inability or unwillingness of its customers to make required payments and charges off receivables when they are deemed uncollectible. If market conditions decline, actual collection experience may not meet expectations and may result in decreased cash flows and increased bad debt expense or revenue adjustments.

For the year ended December 31, 2003 and 2002, Air Mobility Command (‘AMC”) charters accounted for approximately 31.0% and 19.0% of total revenues, respectively. No other customer accounted for 10.0% or more of the Company’s total operating revenues. Accounts receivable from the United States Military were $15.3 million and $28.2 million at December 31, 2003 and 2002, respectively.

Income Taxes

The Company provides for income taxes using the asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax laws or tax rates is recognized in the results of operations in the period that includes the enactment date.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

Debt Issuance Costs

Costs associated with the issuance of debt are capitalized and amortized over the life of the respective debt obligation, using the effective interest method for amortization. Amortization of debt issuance costs was $4.2 million and $4.1 million for the years ended December 31, 2003 and 2002, respectively, and is included as a component of interest expense on the Consolidated Statements of Operations.

Derivative Financial Instruments

The Company accounts for its derivative financial instruments under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its amendments, SFAS No. 137 and SFAS No. 138. The Statements require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings. The Company recognizes changes in the fair value of its interest rate swap contracts in other non-operating expense on the Consolidated Statement of Operations. The Company currently has no aircraft fuel hedging instruments in place.

Aircraft Maintenance and Repair

Maintenance and repair cost for both owned and leased aircraft are charged to expense as incurred, except Boeing 747-400 engine (GE CF6-80C2) overhaul costs. These are performed under a fully outsourced, power-by-the-hour maintenance agreement; the costs thereunder are accrued based on the hours flown.

Stock-Based Compensation

The Company accounts for its stock-based employee compensation plan under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and its related interpretations. The Company has adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (SFAS No.148). Had the Company elected to adopt the fair value recognition provisions of SFAS No. 123 and SFAS No.148, pro forma net loss and loss per share would be as follows (in thousands, except for per share data):

	2003	2002
Net loss, as reported	$(100,990)	$(53,813)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(6,043)	(8,186)

Pro forma net loss	$(107,033)	$(61,999)

Basic and diluted loss per share:
As reported	$(2.63)	$(1.41)

Pro forma	$(2.79)	$(1.62)

Pro forma information regarding net loss and loss per share is required by SFAS No.123, as amended by SFAS No.148, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No.123.

The weighted average fair value of the options granted during 2003 and 2002 was $1.16 and $2.99, respectively, and was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

Assumptions	2003	2002
Expected dividend yield	None	None
Risk-free interest rate	3.01%	3.59%
Expected life of option grants	4 years	4 years
Expected volatility	118.65%	93.88%

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair values of its employee stock options.

Supplemental Cash Flow Information

The aggregate interest payments amounted to $49.8 million and $86.7 million for the years ended December 31, 2003 and 2002, respectively. The Company received federal and state income tax refunds (net of payments) of approximately $37.1 million and $27.0 million in the years ended December 31, 2003 and 2002, respectively.

Reclassifications

Certain reclassifications have been made in the prior year’s consolidated financial statement amounts and related note disclosures to conform to the current year’s presentation.

Recently Issued Accounting Standards

In January 2003, FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (“FIN 46”) was issued. FIN 46 requires the consolidation of certain types of entities in which a company absorbs a majority of another entity’s expected losses, receives a majority of the other entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the other entity. These entities are called “variable interest entities”. The principal characteristics of variable interest entities are (1) an insufficient amount of equity to absorb the entity’s expected losses; (2) equity owners as a group are not able to make decisions about the entity’s activities, or (3) equity that does not absorb the entity’s losses or receive the entity’s residual returns. “Variable interests” are contractual, ownership or other monetary interests in an entity that change with fluctuations in the entities net asset value. As a result, variable interest entities can arise from items such as lease agreements, loan arrangements, guarantees or service contracts.

If an entity is determined to be a “variable interest entity”, the entity must be consolidated by the “primary beneficiary”. The primary beneficiary is the holder of the variable interests that absorb a majority of the variable interest entity’s expected losses or receive a majority of the entity’s residual returns in the event no holder has a majority of the expected losses. There is no primary beneficiary in cases where no single holder absorbs the majority of the expected losses or receives a majority of the residual returns. The determination of the primary beneficiary is based on projected cash flows at the inception of the variable interests.

The Company has aircraft leases that qualify as variable interest entities. Twelve of the Company’s twenty-three aircraft are owned and leased through trusts established specifically to purchase, finance and lease aircraft to the Company. These leasing entities meet the criteria for variable interest entities. The

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

Company is generally not the primary beneficiary of the leasing entities if the lease terms are consistent with market terms at the inception of the lease and the leases do not include a residual value guarantee, fixed-price purchase option or similar feature that obligates us to absorb decreases in value or entitles us to participate in increases in the value of the aircraft. The Company has not consolidated the related trusts upon application of FIN 46 because, even taking into consideration these purchase options, as the Company is still not the primary beneficiary based on its cash flow analysis. The Company’s maximum exposure under these leases is the remaining lease payments, which amounts are reflected in future lease commitments in Note 9.

In December 2003, the FASB revised FIN 46 (“FIN 46-(R)”), delaying the effective date for certain entities created before February 1, 2003 and making other amendments to clarify the application of the guidance. In adopting FIN 46 and in anticipation of adopting FIN 46-(R), the Company has evaluated its various variable interests to determine whether they are in variable interest entities.

The Company has adopted FIN 46 for entities created subsequent to January 31, 2003 as of December 31, 2003 and will adopt FIN 46-(R) as of the end of the interim period ended March 31, 2004. The adoption of FIN 46 did not result in the consolidation of any variable interest entities, nor is the adoption of FIN 46-(R) expected to result in the consolidation of any variable interest entities.

6. Impairment Charge

In the second quarter of 2002, due to further declines in the fair value of six aircraft previously deemed held for sale, the Company recorded an additional impairment charge of $7.9 million, which is included in depreciation expenses on the Consolidated Statement of Operations. Among other sources, the Company used third party appraisals and published values for similar aircraft to assess the fair values of each specific aircraft. After 12 months, the Company was unsuccessful in its efforts to sell or otherwise dispose of these six B747 aircraft, and in accordance with SFAS No. 144, the Company placed the previously classified held for sale aircraft back into operating status. These aircraft are being depreciated, beginning July 2002, over their remaining lives ranging from 18 months to 13 years.

7. Investments

The following table sets forth the aggregate cost of investments, which approximates fair market value by major security type held as of December 31 (in thousands):

	2003	2002
Short-term investments:
Municipal bonds	$—	$23,967
Market auction preferred securities	—	7,000

Total short-term investments	$—	$30,967

Other investments:
Restricted guaranteed investment contracts	$26,033	$46,276

Total other investments (included in deposits and other assets)	$26,033	$46,276

During 2003, one of the Company’s aircraft lessors exercised its rights under the lease agreement to fully draw down on one of the guaranteed investment contracts in the amount of $22.6 million due to a lease event of default (See Note 2). Also during 2003, a separate aircraft lessor exercised its rights due to a rent

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

payment default and took possession of the proceeds from the remaining guaranteed investment contract, although such proceeds remain held for the benefit of the Company.

The amortized cost and estimated fair value of available for sale securities, by contractual maturity, as of December 31, are shown below (in thousands). Expected maturities may differ from contractual maturities because the issuers of the securities may exercise the right to prepay obligations without prepayment penalties.

	2003	2002
Available for Sale
Due in three to five years	$—	$4,400
Due after thirty years	—	19,567

Total municipal bonds	—	23,967
Market auction preferred securities	—	7,000

Total short-term investments	$—	$30,967

8. Debt

The Company is in default of its reporting covenants and payment obligations under all of its debt and lease arrangements. As a result, all debt outstanding has been classified as a current liability at December 31, 2003 and 2002. During 2003, as more fully described in Note 2 “Financial Condition and Liquidity” in the Notes to Consolidated Financial Statements, as part of a comprehensive restructuring of the Company’s debt and lease obligations, which included filing Chapter 11 bankruptcy to reorganize its businesses, the Company initiated a moratorium on substantially all of its debt and lease payments.

Effective January 30, 2004, due to the Chapter 11 filing, the Company is not permitted to make payments on debt deemed as pre-petition while in Chapter 11; however, to the extent the Company has reached agreements with certain financiers on specific aircraft governed by Section 1110 of the Bankruptcy Code, the Company continued to make payments on the lease and debt financing the aircraft with approval of the Bankruptcy Court. In addition, the Company received limited approval of the Bankruptcy Court to pay pre-petition obligations of certain foreign and critical vendors. Upon the approval by the Bankruptcy Court of the current Plan of Reorganization, the Company has rejected nine aircraft that were originally financed under secured notes.

Debt obligations, including capital leases, as of December 31, are as follows (in thousands):

	2003	2002
Aircraft Credit Facility	$43,578	$50,607
AFL III Credit Facility	162,856	194,893
9¼% Senior Notes due 2008	152,886	152,869
9 3/8% Senior Notes due 2006	147,000	147,000
10¾% Senior Notes due 2005	137,475	137,475
2000 EETCs	59,916	—
1999 EETCs	87,258	91,990
1998 EETCs	73,470	84,358
Capital leases	52,270	4,136
Other	47,848	67,314

	$964,557	$930,642

Deutsche Bank is the administrative agent for two syndicated loans to Atlas and its affiliates. One loan was made to Atlas Freighter Leasing III, Inc. (“AFL III”) (“AFL III Credit Facility”) and the other loan was made to Atlas (“Aircraft Credit Facility”). The obligations under these two credit facilities are

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

secured by 15 Boeing 747-200 and one Boeing 747-300 aircraft and several spare CF6-50E2 and CF6-80 engines. AFL III leases the collateral for the AFL III Credit Facility to Atlas. AFL III has collaterally assigned those leases and the proceeds thereof to Deutsche Bank as security for the AFL III Credit Facility.

Atlas, AFL III, Deutsche Bank, as agent, and a majority of the lenders comprising the Bank Group under each credit facility executed forbearance agreements dated July 3, 2003, which contained the terms of the initial loan restructurings. In March 2004, the parties entered into letter agreements that further amend the original forbearance agreements (as amended, the “Forbearance Agreements”).

Aircraft Credit Facility

Prior to 2002, Atlas had entered into a revolving credit facility to finance the acquisition and conversion of three aircraft to freighters. Interest is based upon the lesser of LIBOR plus 4.125% or prime rate plus a variable margin of 3.125%. At December 31, 2003 and 2002, the interest rate was 5.31% and 7.35%, respectively. During 2002, this revolving credit facility was amended and converted to a term loan Aircraft Credit Facility. The amendment also included changes to certain financial covenants relating to the Company, among other things, and the Company agreed to reduce the obligations to specified levels based upon appraised values of the aircraft. As a result of the appraisals, the Company prepaid $3.6 million in January 2003. Interest and principal payments are due monthly through September 2009.

Under the Forbearance Agreement with respect to the Aircraft Credit Facility, the lenders agreed to accept lower monthly principal payments over a longer term. As additional consideration for the restructuring, the lenders under the Aircraft Credit Facility will receive, among other things, (i) a certain percentage of New Common Stock and (ii) guarantees of the loan obligations from Atlas’s affiliates upon confirmation of the Plan. The obligations arising under the Aircraft Credit Facility will be restructured under the Plan of Reorganization in accordance with the terms and conditions of the Forbearance Agreements.

The Aircraft Credit Facility is secured by a first priority interest in one Boeing 747-300 aircraft number N355MC and two Boeing 747-200 aircraft numbers N536MC and N540MC.

AFL III Credit Facility

As of December 31, 2003 and 2002, the AFL III Credit Facility consisted of Term Loan A in the amount of $72.2 million and $91.3 million, respectively and Term Loan B in the amount of $90.6 million and $103.6 million, respectively, for which interest on each is based on the Eurodollar rate plus a spread. The interest rate for the Term Loan A and Term Loan B was 5.295% and 5.995%, respectively and 5.67% and 6.37%, as of December 31, 2003 and 2002, respectively. Under its amended terms, principal and interest is payable in monthly installments with the final payment of $3.1 million in January 2009.

The AFL III Credit Facility was originally secured by a first priority interest in ten Boeing 747-200F aircraft, plus twelve spare CF6-50E2 engines. In 2002, three additional aircraft, for a total of thirteen, plus three additional engines were pledged as collateral in exchange for operational and covenant relief. The aircraft tail numbers securing the AFL III Credit Facility as of December 31, 2003 are: N505MC, N509MC, N512MC, N517MC, N522MC, N523MC, N524MC, N526MC, N527MC, N528MC, N534MC, N808MC and N809MC.

The AFL III leases contain financial covenants relating to the Company, including limitations on: indebtedness, liens, investments, contingent obligations, restricted junior payments, capital expenditures, amendments to material agreements, new leases, transactions with shareholders and affiliates, and the

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

conduct of business, as well as other restrictions and financial covenants. The restricted net assets of AFL III at December 31, 2003 was $46.2 million.

During 2003 and 2002, certain terms of the AFL III Credit Facility were amended. The amendments included, among other things, changes to certain financial covenants. The Company also agreed to reduce the obligations to specified levels based upon appraised values of the collateral aircraft. As a result of the appraisals, the Company prepaid $6.4 million in January 2003.

Under the Forbearance Agreement with respect to the AFL III Credit Facility, the AFL III lenders agreed to defer up to $20.3 million in principal payments otherwise due in 2004 and early 2005, provided that Atlas performs certain maintenance events on the aircraft collateral during such period. The deferred amount is due on the maturity date of the AFL III Credit Facility, unless Atlas exceeds certain financial targets, in which case part of the deferred amount may become due earlier. The AFL III lenders also agreed to accept lower monthly principal payments over a longer term.

As additional consideration for the restructuring, the lenders under the AFL III Credit Facility will receive, among other things a certain percentage of the New Common Stock to be issued under the Plan of Reorganization.

Senior Notes

The various issues of senior notes (collectively, the “Senior Notes”) are general unsecured obligations of Atlas, which rank pari passu in right of payment to any of Atlas’ existing and future unsecured senior indebtedness. However, the Senior Notes are effectively subordinated to all Atlas’ secured indebtedness and to all indebtedness of its subsidiaries and Polar. Except for the lenders under the Aircraft Credit Facility and AFLIII Credit Facility, the only creditors receiving New Common Stock in the reorganized Company, pursuant to the Plan of Reorganization, are general unsecured creditors, which include holders of the Senior Notes. The unsecured creditors are expected to receive approximately 94.7% of the New Common Stock issued with the Senior Note holders receiving approximately 86.3% of the shares. Such amounts are based upon the current estimate of unsecured claims and are subject to change until the final Amended Plan of Reorganization is approved.

Interest on the Senior Notes is payable semi-annually in arrears; however, no interest payments were made after March 28, 2003. Each of the senior notes matures and requires a single principal payment in accordance with its terms indicated in the table above. The Senior Notes are redeemable, in whole or in part, at Atlas’ option, at any time, on or after August 1, 2001 for the 10¾% Senior Notes, on or after April 15, 2003 for the 9¼% Senior Notes, and on or after November 15, 2002 for the 9 3/8% Senior Notes, initially at a premium of their principal amount plus accrued interest, declining ratably to 100% of their principal amounts, plus accrued interest.

Covenants with respect to the Senior Notes contain certain limitations on Atlas and its subsidiaries’ ability to, among other things: incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, sell or issue preferred stock of subsidiaries to third parties, merge or consolidate with any other person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets.

In addition, certain of the Company’s Senior Notes include cross-default provisions pursuant to which a default under one instrument may cause a default under one or more other instruments.

Enhanced Equipment Trust Certificates (“EETC”) Transactions

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

On September 12, 2003, the Company entered into restructuring agreements with a majority of the Class A Certificate holders in each of the Company’s’ EETC transactions which agreements were subsequently amended as of December 4, 2003, December 15, 2003, February 5, 2004 and March 31, 2004. As of February 5, 2004, the Company also entered into the owner participants term sheet (the “OP Term Sheet”) with the owner participants with respect to six of the aircraft leased under the EETC transactions. The EETC restructuring agreements, together with the OP Term Sheet are collectively referred to as the (“EETC Restructuring Agreements”)

Pursuant to the EETC Restructuring Agreements, the aircraft leases will be amended to provide for basic rent of $725,000 per month for the first sixty months from January 1, 2003 and then basic rent of $830,000 per month thereafter, subject to adjustment during 2005 for repayment of a $21.7 million EETC deferred rent obligation until the Equipment notes are paid or satisfied in full. The equipment notes concerning two owned aircraft will be amortized based on the same monthly payment amounts as the leased aircraft. The term of the EETC leases and equipment notes will be extended to fully amortize the underlying equipment notes on the leased aircraft and the owned aircraft. A number of factors can affect the timing of payment of the EETC Certificates, including the appraised value of the EETC aircraft and any sale of an aircraft pursuant to the terms of the EETC Restructuring Agreements. For example, in the EETC Transactions, the Class C Certificates were originally scheduled to be paid first, followed by the Class B Certificates and then the Class A Certificates. Following the triggering event that has occurred under the EETC Transactions, the adjustments to payments as a result of appraised values of the EETC aircraft now project that the Class A Certificates will be paid first, followed by the Class B Certificates and then the Class C Certificates. Total yield on the EETC Certificates will be affected by the changes in timing of their payments.

Once the EETC Certificates for any of the EETC Transactions are paid in full, any remaining balances on the underlying equipment notes for that EETC Transaction will be forgiven. If, on the other hand, EETC Certificates for any EETC Transaction have not been paid when the equipment notes for that EETC Transaction have been paid in full, there will be no other source of payment for the remaining balance of the EETC Certificates, and they will not be paid.

The EETC Restructuring Agreements provide that, for the leased EETC aircraft, lease payments will continue following payment or forgiveness of the Equipment Notes. This so called “equity rent” or “shirt-tail rent” is paid to the Owner Trust and distributed to the Owner Participant. Prior to the restructuring, the EETC Transactions had provided for periodic payments of “equity rents” over the term of the EETC Leases. Pursuant to the EETC Restructuring Agreements, all “equity rents” are delayed until payment of the equipment notes or their forgiveness following payment of the EETC Certificates.

The “equity rents” provide an economic return to the Owner Participants based on their original investment in the aircraft, in addition to the residual value of the aircraft. Pursuant to the tentative agreement with certain Owner Participants (the “OP Term Sheet”), adjusted rent schedules providing “equity rents” and lease extensions were negotiated with the Owner Participants with respect to several leased aircraft in the EETC Transactions, and those agreements were filed with the Bankruptcy Court in connection with Stipulations under Section 1110(b) of the Bankruptcy Code as to such aircraft.

In addition, pursuant to the EETC Restructuring Agreements, Atlas has entered into airframe and engine maintenance agreements applicable to the aircraft. It is expected that the obligations arising under the EETC Transactions will be restructured under the Plan of Reorganization in accordance with the terms and conditions of the EETC Restructuring Agreements.

2000 EETCs

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

In April 2000, Atlas completed an offering of $217.3 million of Enhanced Equipment Trust Certificates (“2000 EETCs”). The cash proceeds from the 2000 EETCs were used to finance (through two leveraged lease transactions) two new 747-400 freighter aircraft which were delivered to Atlas during the second quarter of 2000. Subsequent to the financing, Atlas completed a sale-leaseback transaction on both aircraft and issued a guarantee to the owner participant of one of the aircraft.

In July 2003, Atlas defaulted on the payments on the lease with respect to aircraft tail number N409MC and as a result the owner participant for such aircraft liquidated collateral that secured its owner participant interest. This collateral was comprised of a guaranteed investment contract and letter of credit. The letter of credit was issued by DVB Bank, AG (“DVB”) and guaranteed by Atlas, resulting in DVB becoming the new owner participant when it was drawn and funded to the original owner participant. To the extent Atlas reimburses DVB for the draw under the letter of credit pursuant to its guarantee obligation, Atlas would become the new owner participant. As a result of the change in owner participant and the guarantee by Atlas, the aircraft was effectively acquired by Atlas with the asset and related liabilities being recorded on the balance sheet at their respective fair values. In connection with this equipment financing, the Company has a blended effective interest rate of 14.86% as of December 31, 2003, payable semi-annually. According to the terms of the equipment notes, principal payments vary and are payable through 2019. Atlas has not yet been able to reach any agreement with DVB with respect to the restructuring contemplated by the 2000 EETC Restructuring Agreement.

1999 EETCs

In 1999, Atlas completed an offering of Enhanced Equipment Trust Certificates (“1999 EETCs”). As of December 31, 2003 and 2002, the outstanding balance of the 1999 EETCs relate to one owned Boeing 747-400F aircraft number N495MC. In connection with this secured debt financing, Atlas executed equipment notes with interest rates ranging from 6.88% to 8.77% as of December 31, 2003 and 2002, respectively, payable semi-annually. According to the terms of the equipment notes, principal payments vary and are payable through 2015.

Effective as of January 30, 2004, the Owner Participant with respect to leased aircraft N496MC transferred its Owner Participant interest to Bankers Commercial Corporation (“BCC”) and liquidated the guaranteed investment contact that was collateral for financing. At the same time, Atlas acquired an option to purchase the Owner Participant interest from BCC at any time prior to December 31, 2007, subject to earlier termination. In connection with the option transaction, BCC agreed to support and consent to the restructuring contemplated by the 1999 EETC Restructuring Agreement with respect to aircraft N496MC and incorporated by reference certain provisions of the OP Term Sheet.

1998 EETCs

In 1998, Atlas completed an offering of Enhanced Equipment Trust Certificates (the “1998 EETCs”). As of December 31, 2003, the outstanding balance of the 1998 EETCs relates to one owned B747-400F aircraft number N494MC. In connection with this secured debt financing, Atlas executed equipment notes with interest rates ranging from 7.38% to 8.01% as of December 31, 2003 and 2002, respectively, payable semi-annually. According to the terms of the equipment notes, principal payments vary and are payable through 2018.

Effective as of January 30, 2004, FINOVA Capital Corporation (“FINOVA”), the Owner Participant with respect to leased aircraft N491MC and N493MC, entered into an agreement pursuant to which FINOVA agreed to sell the Owner Participant interests in the two aircraft to Atlas at the Effective Date under the Plan for $5.0 million each, payable in installments over a ten year term commencing in 2007. In

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

connection with the agreement, FINOVA agreed to support and consent to the restructuring contemplated by the 1998 EETC Restructuring Agreement with respect to aircraft N491MC and N493MC.

Capital Leases

Capital lease obligations with an aggregate net present value of $52.3 million and $4.1 million were outstanding at December 31, 2003 and 2002, respectively. The weighted average interest rate as of December 31, 2003 and 2002 is 20.57% and 2.92%, respectively, and payments are due monthly through 2009. The underlying assets related to capital lease obligations are five aircraft and a flight simulator. The aircraft tail numbers are N508MC, N516MC, N518MC, N920FT and N924FT. See Note 9 for further discussion of the changes in capital leases.

Other Debt

Other debt consists of various term loans aggregating $47.8 million and $67.3 million, as of December 31, 2003 and 2002, respectively, secured separately by aircraft numbers N535MC, N354MC and N537MC. The weighted average interest rate for the term loans as of December 31, 2003 and 2002 is 7.46% and 6.66%, respectively, payable monthly. The Company is required to make periodic payments of principal and interest through February 2013.

Although all of the debt has been reclassified to current liabilities and the Company’s January 30, 2004 bankruptcy filing and related debt restructuring agreements are expected to substantially change the principal repayments on its debt, the Company’s debt obligations as of December 31, 2003 are scheduled to mature as follows (in thousands):

Years Ending December 31, 2004	$55,502
2005	196,907
2006	204,996
2007	62,625
2008	222,400
Thereafter	222,127

$964,557

9. Leases

The Company’s restructuring efforts in 2003 resulted in new agreements with most of its aircraft lessors. In certain cases, such negotiations led to the extension of the lease term and in others the lease term remained the same. In most cases, the revised terms reduced the total obligation under the lease, in some cases substantially.

Under SFAS 13 “Accounting for Leases”, the Company undertook the required re-evaluation as to whether such amended agreements resulted in a change in classification of the lease. For five leases involving B747-200 aircraft, the revised agreements resulted in a change in classification from operating to capital leases. With respect to these five leases, the related fair value of the aircraft and effective interest rate of the capital lease obligation are as follows:

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

		Estimated Fair
		Value of the
		Aircraft at Date of	Effective Interest
	Tail No.	Modification	Rate On Obligation
Atlas Air, Inc.
	N508MC	$10,900	19.89%
	N516MC	11,930	16.97%
	N518MC	15,310	37.40%
Polar Air Cargo, Inc
	N920FT	11,440	18.76%
	N924FT	10,960	20.37%

		$60,540

The effective interest rates on the obligations are the rates required to reduce the future lease payments, on a present value basis, to the fair value of the aircraft at the date the lease was renegotiated. Such rates are in excess of those that might have otherwise been available to the Company for other secured borrowings.

Aircraft/Real Estate Capital and Operating Leases

The Company leases aircraft, as well as office space, vehicles, and other equipment, which expire in various years through 2025. Total rental expense for all aircraft and engine operating leases, including short-term rents in 2003 and 2002, was $185.2 million and $213.3 million, respectively. In addition, the Company leases certain airport facilities around the world, generally on a month-to-month basis. Rental expense for office space, vehicles, and other equipment was $14.9 million and $13.6 million for the years ended December 31, 2003 and 2002, respectively.

During 2003, as more fully described in Note 2, as part of a comprehensive restructuring of the Company’s debt and lease obligations, which included its filing of voluntary petitions to reorganize its businesses under the provisions of Chapter 11, the Company initiated a moratorium on substantially all of its debt and lease payments. As allowed under Section 365 of the Bankruptcy Code, the Company may assume, assume and assign, or reject certain executory contracts and unexpired leases, including leases of real property, aircraft and aircraft engines, subject to the approval of the Bankruptcy Court and certain other conditions. Consequently, the Company anticipates that its liabilities pertaining to leases, and related amounts discussed below, will change significantly in the future.

At December 31, 2003, 28 of the 53 aircraft registered to the Company were leased, of which five were capitalized leases and 23 were operating leases with initial lease term expiration dates ranging from 2004 to 2025.

Minimum annual rental commitments under capital leases and non-cancelable aircraft, real estate and other operating leases with initial or remaining terms of more than one year, not reflecting any proposed restructuring or returned aircraft, are as follows (in thousands):

		Aircraft	Other
	Capital	Operating	Operating	Total
	Leases	Leases	Leases	Leases
Years Ending December 31,
2004	$16,186	$195,409	$8,778	$220,373
2005	16,434	191,058	7,482	214,974
2006	15,049	180,456	5,644	201,149
2007	15,000	175,573	4,810	195,383
2008	15,000	184,436	4,578	204,014

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

		Aircraft	Other
	Capital	Operating	Operating	Total
	Leases	Leases	Leases	Leases
Thereafter	13,000	2,258,207	13,299	2,284,506

Total minimum lease payments	90,669	$3,185,139	$44,591	$3,320,399

Less amounts representing interest	38,399

Present value of future minimum capital lease payments	$52,270

At December 31, 2003 and 2002, net gains on sale-leaseback transactions of $170.4 million and $222.3 million, respectively, including $10.7 million and $12.5 million for three engines which were sold and leased back in 2002, have been deferred and are being amortized over the term of the operating leases. Amortization for the years ended December 31, 2003 and 2002 was $12.4 million and $16.1, respectively.

During 2002, the Company entered into operating leases for three aircraft that it was committed to purchase under the Boeing Purchase Agreement described below. In connection with these leases, the Company applied pre-delivery deposits of $60.1 million as prepaid rent and $12.2 million of such deposits were returned to the Company.

In addition to the above commitments, the Company leases engines under short-term lease agreements on an as needed basis.

10. Related Party Transactions

The Company was party to two separate consulting agreements with one of its directors, who is chairman and chief executive officer of an investment bank focused on the aviation industry. Effective March 1, 2003 the Company entered into a consultancy agreement (“first agreement”), whereby the director agreed to provide the Company with consultancy services in connection with the restructuring of financial obligations with its debt holders and aircraft lessors. Pursuant to the terms of the first agreement, the Company was required to pay a monthly fee of $95,000, as well as a success fee in the amount not less than $500,000 nor more than $800,000, which amount is determined at the sole discretion of the Company’s Board of Directors. The first agreement had a four-month term and was automatically renewable for additional one-month terms unless either party provided notice of non-renewal of the first agreement by the 20th day of the preceding month. The Company incurred consulting fees under the first agreement of $1.0 million for the year ended December 31, 2003 and on January 2004, a final monthly payment in the amount of $0.1 million was made and together with a success fee of $0.7 million.

Effective October 1, 2003, the Company entered into a second consultancy agreement (“second agreement”), whereby the director agreed to provide the Company with consultancy services in connection with the arrangement of investments in the Company’s equity or convertible debt securities (“Equity Investment”) in conjunction with the restructuring of its debt and lease obligations. Pursuant to the terms of the second agreement, the Company was required to pay a success fee of 0.75% of the funded amount of each consummated Equity Investment regardless of whether the investors for the Equity Investments were introduced by the director to the transaction. The second agreement had an initial term expiring upon the later of February 1, 2004 or the date of confirmation of the Company’s Plan of Reorganization. The second agreement was terminated on January 29, 2004; the Company did not incur any consulting fees under the second agreement.

Another former director of the Company is a partner in a law firm that acts as outside counsel to the Company. The Company paid legal fees and expenses to this law firm of $4.6 million and $2.1 million for the years ended December 31, 2003 and 2002, respectively.

The Company dry leases two owned and one leased aircraft to a joint venture which is accounted for under the equity method. The leases have terms that mature at various times through July of 2007 and

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

contain options for renewal by the lessor. The leases provide for payment of rent and a provision for maintenance costs associated with the aircraft. Total rental income for the two owned aircraft included in other revenue was $22.4 million and $8.0 million for the years ended December 31, 2003 and 2002, respectively. Sublease income for the leased aircraft included as a reduction to lease expense was $14.7 million for the year ended December 31, 2003. There was no related party sublease income in 2002.

11. Income Taxes

The Company has not provided, on a net basis, an income tax benefit for the years ended December 31, 2003 and 2002. SFAS No. 109, Accounting for Income Taxes requires the establishment of a valuation allowance when there is uncertainty that the net deferred tax assets will be realized. A valuation allowance has been established against the full amount of the net deferred tax assets.

The provision for income taxes on the Company’s loss before income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate as a result of the following items:

	2003	2002
Statutory federal income tax rate	(35.0%)	(35.0%)
State and local taxes net of federal tax benefit	—	—
Change in valuation allowance	23.0%	33.3%
Adjustment from prior year amended tax returns	9.9%	—
Foreign loss for which no tax benefit is provided	1.9%	—
Nondeductible and other items	0.2%	1.7%

Effective tax rate	0.0%	0.0%

Deferred tax assets (liabilities), representing the tax effects of the difference between amounts recognized for book and tax purposes, consist of the following (in thousands):

	2003	2002
Deferred tax assets:
Net operating loss and credit carry forwards	$199,537	$116,318
Deferred lease financing gains and losses	59,627	77,820
Accounts receivable reserve	8,507	14,278
Prepaid maintenance	22,000	—
Other	4,226	6,457

Total deferred tax assets	293,897	214,873
Deferred tax liabilities:
Tax depreciation in excess of book depreciation	(181,603)	(125,151)
Landing rights	(14,783)	(11,196)
Prepaid maintenance	—	(4,192)

Total deferred tax liabilities	(196,386)	(140,539)

Net deferred tax asset before valuation allowance	97,511	74,334
Valuation allowance	(97,511)	(74,334)

Net deferred tax	$—	$—

As of December 31, 2003, the Company has federal income tax operating loss carryforwards (“Loss Carryforwards”) of approximately $570 million, which will expire from 2021 to 2023. These Loss Carryforwards may be substantially reduced at the time the Company emerges from bankruptcy

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

protection pursuant to Section 108 of the Internal Revenue Code (“IRC”). In addition, following the Company’s emergence from bankruptcy protection, the use of available Loss Carryforwards may be substantially limited by Section 382 of the IRC. A valuation allowance has been provided for the entire amount of deferred tax assets related to these Loss Carry Forwards.

As a result of the 2001 and 2002 income tax operating losses, the Company filed carry-back claims for refunds of Alternative Minimum Tax (AMT) credits. These claims reduce the AMT credits available for future refund to approximately $0.4 million. In addition to the AMT credits, the Company received approximately $37.1 and $27.0 million in federal, state and local income tax refunds in 2003 and 2002, respectively.

12. Financial Instruments and Risk Management

The Company maintains cash and cash equivalents with various high-quality financial institutions or in short-term duration high-quality debt securities. The carrying value for cash and cash equivalents, trade receivables and payables approximates their fair value.

The fair values of the Company’s long-term debt were estimated using quoted market prices where available. For long-term debt not actively traded, fair values were estimated by reference to the discount related to the traded debt with consideration given to the fair value of the underlying collateral.

At December 31, the fair values of the Company’s debt instruments are as follows (in thousands):

	2003		2002
	Fair	Carrying	Fair	Carrying
	Value	Value	Value	Value
Aircraft Credit Facility	$31,812	$43,578	$39,473	$50,607
AFL III Credit Facility	125,399	162,856	143,734	194,893
9¼% Senior Notes due 2008	56,476	152,886	31,338	152,869
9 3/8% Senior Notes due 2006	54,669	147,000	30,135	147,000
10¾% Senior Notes due 2005	51,292	137,475	28,182	137,475
2000 EETCs	43,857	59,916	—	—
1999 EETCs	61,576	87,258	51,314	91,990
1998 EETCs	57,098	73,470	48,499	84,358
Other	35,942	47,849	49,165	67,314

In September 1997, Atlas entered into an interest rate swap agreement to manage interest costs associated with changing interest rates. The notional amount of the interest rate swap at inception was $210.0 million, decreasing over a term of eight years. The Company pays a fixed interest rate of 5.72%, increasing 0.25% annually, and receives a floating interest rate based on the three-month London Interbank Offered Rate (LIBOR), whereby the net interest settles quarterly. During 2003, the Company terminated the interest rate swap agreement and has recorded liabilities of $4.4 million at December 31, 2003. The fair value of the interest rate swap at December 31, 2002 was $5.4 million and is included as a component of Other liabilities on the Consolidated Balance Sheet.

The fair value of the interest rate swap agreement is the estimated amount that the Company would pay or receive to terminate the swap agreement, taking into account the current credit worthiness of the swap counterparties.

13. Segment Reporting

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

The Company follows the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes annual and interim reporting standards for an enterprise’s business segments and related disclosures about its products, services, geographic areas and major customers. The method for determining what information to report is based upon the way management organizes the operating segments within the Company for making operating decisions and assessing financial performance. The Company’s chief operating decision-makers are considered to be the Chief Executive Officer, Chief Financial Officer and the Chief Marketing Officer.

The Company has four reportable segments: Scheduled service, Charter service, ACMI lease contract, and AMC charter. All reportable segments are engaged in the business of transporting cargo, but have different operating and economic characteristics which are separately reviewed by the Company’s management. The Company evaluates performance and allocates resources to its segments based upon operating income (loss), excluding reorganization costs and related professional fees, interest expense and interest income, other income (loss), and taxes (“EBIT”).

The Scheduled service segment involves time definite airport-to-airport scheduled airfreight and available on-forwarding services and carries all the commercial revenue risk of yields and cargo loads as well as the direct operating cost of the aircraft such as fuel. Distribution costs include direct sales through the Company’s own sales force and through commissions paid to general sales agents. Commissions rates are typically 5% of revenue sold. Scheduled service is highly seasonal, as it caters to the retail holiday season which traditionally begins in September and lasts through mid December.

The Charter service segment involves providing full-planeload of capacity on one or multiple flights to freight forwarders, airlines and other air cargo customers. Commercial charters are typically used in peak holiday seasons.

ACMI involves the provision of aircraft, crew, maintenance and insurance services whereby customers receive a dedicated aircraft and crew for a guaranteed monthly level of operation at a pre-determined rate for a period of one to five years. The customer bears the commercial revenue risk and the obligation for other direct operating costs including fuel.

The Airlift Mobility Command (“AMC”) charter segment contracts with the AMC, and is awarded in annual fixed increments and ad hoc based on the military’s needs. Charter demand is predicated on the amount of lift made available to the military, which we optimize through a teaming arrangement led by Federal Express (FedEx). The Company pays a commission of approximately 5.5% to FedEx on such revenue. Although AMC charter generated significant revenue during 2003 and 2002 due to the crisis in the Middle East, AMC demand is very unpredictable over time. In addition, the contract rates as well as fuel rates for AMC are established and fixed for twelve-month periods October through September each year. The Company’s future fleet plan is built around only the annual fixed awards, and incremental capacity needs will be fulfilled by Commercial Charters and/or lower market frequencies within scheduled service.

Since assets are readily moved and are often shared, the Company does not report information about identifiable assets or capital expenditures at the segment level. Similarly it is impracticable to report revenue by geographic region other than scheduled service. Depreciation is allocated to each segment based on aircraft utilization during the periods reported.

Financial information for the year ended December 31, by reportable segment is set forth below (in thousands):

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

	2003	2002
Revenues:
Scheduled service	$534,365	$354,392
Charter service	93,357	163,416
ACMI lease contracts	364,208	355,209
AMC charter	430,287	231,350
Intercompany elimination	(38,566)	73,728

Total operating revenues	1,383,651	1,178,095
EBIT:
Scheduled service	(69,429)	(27,338)
Charter service	13,670	25,330
ACMI lease contracts	989	7,364
AMC charter	92,889	32,062

Total EBIT	38,119	37,418
Unallocated corporate and other	334	(61,572)
Reorganization costs	(44,382)	—

Operating loss	(5,929)	(24,154)
Interest income	3,724	10,335
Interest expense	(97,476)	(86,626)
Interest capitalized	148	3,869
Other, net	(1,457)	(1,793)

Loss before income taxes and cumulative effect of accounting change	$(100,990)	$(98,369)

	2003	2002
Depreciation expense:
Scheduled service	$3,655	$7,314
ACMI lease contract	20,057	16,819
AMC charter	12,682	5,287
Commercial charter	2,787	4,531
Unallocated	20,957	20,453

Total depreciation and amortization	$60,138	$54,404

Scheduled service revenue by geographic region:
Asia	$249,449	$164,793
Europe	96,617	67,284
Japan	82,302	75,953
South America	54,097	39,670
Other	51,900	6,692

Total scheduled service revenue	$534,365	$354,392

14. Commitments and Contingencies

Aircraft Purchase Commitments

Under the terms of the Boeing Purchase Agreement, in October 2000, one remaining Boeing 747-400 freighter aircraft was to be delivered October 2003. In February 2003, Atlas and Boeing reached a

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

Supplemental Agreement (the “Agreement”) to defer the delivery date of the remaining aircraft to October 2006. As part of the Agreement, approximately $2.9 million of purchase deposits on this aircraft were applied as a slide fee for deferring the delivery and expensed in 2003. The remaining $0.5 million of purchase deposits made as of December 31, 2002 will be applied to a new deferred advance payment schedule on the aircraft. The Company is obligated to make deferred advance payments of $1.7 million in 2004 and $25.8 million in 2005.

Interest accrued on the unpaid deferred advance payments balance will be charged at the fluctuating rate of interest per annum equal to the six-month LIBOR plus 3.0% and is being expensed, as the Company does not anticipate taking delivery of this aircraft.

Guarantees and Indemnifications

General

In the normal course of business, the Company enters into numerous real estate leasing and aircraft financing arrangements that have various guarantees included in the contracts. These guarantees are primarily in the form of indemnities. In both leasing and financing transactions, the Company typically indemnifies the lessors, and any financing parties against tort liabilities that arise out of the use, occupancy, manufacture, design, operation or maintenance of the leased premises or financed aircraft, regardless of whether these liabilities (or taxes) relate to the negligence of the indemnified parties. Currently, the Company believes that any future payments required under these guarantees or indemnities would be immaterial, as most tort liabilities and related indemnities are covered by insurance (subject to deductibles). Additionally, certain leased premises such as maintenance and storage facilities include indemnities of such parties for any environmental liability that may arise out of or relate to the use of the leased premise.

Financings and Guarantees

The Company’s loan agreements and other LIBOR-based financing transactions (including certain leveraged aircraft leases) generally obligate the Company to reimburse the applicable lender for incremental increased costs due to a change in law that imposes (i) any reserve or special deposit requirement against assets of, deposits with, or credit extended by such lender related to the loan, (ii) any tax, duty, or other charge with respect to the loan (except standard income tax) or (iii) capital adequacy requirements. In addition, the Company’s loan agreements, derivative transactions and other financing arrangements typically contain a withholding tax provision that requires the Company to pay additional amounts to the applicable lender or other financing party, generally if withholding taxes are imposed on such lender or other financing party as a result of a change in the applicable tax law.

These increased cost and withholding tax provisions continue for the entire term of the applicable transaction, and there is no limitation in the maximum additional amount the Company could be required to pay under such provisions. Any failure to pay amounts due under such provisions generally would trigger an event of default, and, in a secured financing transaction, would entitle the lender to foreclose upon the collateral to realize the amount due.

EETC Debt

In 1998, 1999 and 2000, the Company issued EETCs to finance the acquisition of certain owned aircraft pursuant to equipment notes and other aircraft pursuant to operating leases. See Note 8 for additional discussion of these matters. A portion of these proceeds are direct obligations of the Company and are

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

recognized in the Consolidated Balance Sheets while certain proceeds were placed in trusts not owned or affiliated with us.

Letters of Credit

The Company has $4.3 million of restricted cash pledged under standby letters of credit related to collateral for items, including but not limited to, surety and customs bonds and airfield privileges. This balance is included in Deposits and other assets in the Company’s Consolidated Balance Sheets. The standby letters of credit expire in 2004 and are renewable on an annual basis.

Labor

The Airline Pilots Association (“ALPA”) represents all of the Company’s U.S. pilots at both Atlas and Polar. Collectively, these employees represent approximately 54.0% of the Company’s workforce as of December 31, 2003. Polar’s collective bargaining agreement with ALPA became amendable in May 2003, subject to ratification, and the Company cannot accurately predict the outcome of any negotiations with ALPA. Although the Company has never had a work interruption or stoppage and believes its relations with its pilots are generally good, the Company is subject to risks of work interruption or stoppage and/or may incur additional administrative expenses associated with union representation of its employees. If the Company is unable to reach an agreement with its pilots on the terms of the collective bargaining agreements, or if Atlas were unable to negotiate future contracts with its pilots, the Company may be subject to work interruptions and/or stoppages. Any sustained work stoppages could adversely affect the Company’s ability to fulfill its obligations under ACMI lease contracts and other agreements and could have a material adverse effect on its financial condition, results of operations and liquidity.

Legal Proceedings

In re: Atlas Air Worldwide Holdings, Inc., Atlas Air, Inc., Polar Air Cargo, Inc., Airline Acquisition Corp. I and Atlas Worldwide Aviation Logistics, Inc.

As discussed above in Note 2, on the Petition Date, the Company, Atlas, Polar and two other wholly-owned subsidiary companies filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court. The Chapter 11 cases are being jointly administered under the caption “In re Atlas Air Worldwide Holdings, Inc., Atlas Air, Inc., Polar Air Cargo, Inc. Airline Acquisition Corp. I, and Atlas Worldwide Aviation Logistics, Inc., case No. 04-10792. As of the Petition Date, virtually all pending litigation (including most of the actions described below) is stayed, and absent further order of the Bankruptcy Court, no party, subject to certain exceptions, may take any action to recover on pre-petition claims against the Company.

Shareholder Litigation

Shareholder Derivative Actions

On October 25, 2002 and November 12, 2002, shareholders filed two separate derivative actions on behalf of Holdings against various former and current officers and members of the Company’s Board of Directors in the Supreme Court of New York, Westchester County. Both derivative actions charge that members of the Board of Directors violated: (1) their fiduciary duties of loyalty and good faith, (2) generally accepted accounting principles, and (3) the Company’s Audit Committee Charter by failing to implement and maintain an adequate internal accounting control system. Furthermore, the actions allege that a certain named director breached her fiduciary duties of loyalty and good faith by using material non-public information to sell shares of the Company’s common stock at artificially inflated prices.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

Parties to the two derivative actions have entered into a stipulation under which the actions have been consolidated into one proceeding. No further proceedings have occurred. By agreement of the parties and by order of the court, all further proceedings have been stayed pending resolution of the pending motions to dismiss the consolidated class actions described in the following section. On February 3, 2004, Holdings provided notice of its January 30, 2004 bankruptcy filing to the court hearing the consolidated action.

Securities Class Action Complaints

Seven putative class action complaints have been filed against Holdings and several of its current and former officers and directors in the United States District Court for the Southern District of New York. The seven class actions were filed on behalf of purchasers of the Company’s publicly traded common stock during the period April 18, 2000 through October 15, 2002. These class actions alleged, among other things, that during the time period asserted, Holdings and the individual defendants knowingly issued materially false and misleading statements to the market in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The class actions included claims under the Securities Act of 1933 on behalf of purchasers of common stock issued by Holdings in a September 2000 secondary public offering pursuant to, or traceable to, a prospectus supplement dated September 14, 2000 and filed with the SEC on September 18, 2000 (the “September Secondary Offering”). The complaints sought unspecified compensatory damages and other relief. On May 19, 2003, these seven class actions were consolidated into one proceeding. A lead plaintiff and a lead counsel were appointed by that court.

Plaintiffs filed a single consolidated amended class action complaint in August 2003. Before any response thereto was made by any defendant, plaintiffs filed a second consolidated amended class action complaint in October 2003. The second consolidated amended class action complaint in October 2003 supercedes and replaces all prior complaints, and alleges: (i) violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 against Holdings and six of its current or former officers or directors on behalf of all persons who purchased or otherwise acquired the common stock of Holdings between April 18, 2000 and October 15, 2002, inclusive, and (ii) violation of Sections 11 and 15 of the Securities Act of 1933 against Holdings, four of its current or former officers or directors and Morgan Stanley Dean Witter on behalf of all persons who purchased or otherwise acquired Atlas common stock issued in the September Secondary Offering. Each defendant moved to dismiss the second consolidated amended class action complaint on or about December 17, 2003. On February 3, 2004, Holdings notified the court hearing the consolidated action of the Company’s January 30, 2004, bankruptcy filing staying the litigation against Holdings.

SEC Investigation

On October 17, 2002, the SEC commenced an investigation arising out of the Company’s October 16, 2002 announcement that it would restate its 2000 and 2001 financial statements. In October 2002, the Company’s board of directors appointed a special committee which in turn retained the law firm of Skadden, Arps, Slate, Meagher and Flom LLP (“Skadden”) for the purpose of performing an internal review concerning re-audit issues and assisting Holdings in its cooperation with the SEC investigation. A Formal Order of Investigation has since been issued authorizing the SEC to take evidence in connection with its investigation. The SEC has served several subpoenas on Holdings requiring the production of documents and witness testimony. The SEC’s investigation is on going and Holdings intends to continue its cooperation with the SEC staff in its investigation.

Other Litigation

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

Wells Fargo, which leased a Boeing 747-200 aircraft (N806FT) to Polar, has brought an action in the United Kingdom against Polar for its alleged failure to return the aircraft in compliance with return conditions as set forth in the lease. Wells Fargo is seeking monetary damages, including double rent and the cost of maintenance to restore the aircraft to comply with the specified return conditions. The parties have reached a settlement of this case in the amount of $5.5 million that the Bankruptcy Court has approved, which has been accrued as of December 31, 2003.

Miami-Dade County is currently investigating and remediating various environmental conditions at the Miami International Airport. The remediation is funded through landing fees and various cost recovery methods. A lawsuit has been initiated naming approximately 17 defendants with another 243, including Atlas, being named potentially responsible parties. Miami-Dade County is attempting to recover its past and future costs relating to the investigation and remediation of soil and groundwater contamination at Miami International Airport. Because the extent and cost of the remedial actions is unknown, Atlas’s portion of the cleanup costs cannot be reasonably estimated. The proportion of the cost that will ultimately be recovered from other potentially responsible parties who have had longer and more substantial operations at Miami International Airport is such that Atlas’s portion is not expected to have a material adverse effect upon Atlas.

On June 4, 2003, the Occupational Safety and Health Administration (“OSHA”) received a notice from Cargo Airport Services of possible health hazards at space leased by Polar at John F. Kennedy International Airport (John F. Kennedy Airport, Cargo Building 87, the “PAC Warehouse”). OSHA provided notice of these alleged health hazards to Polar (the “OSHA Letter”) requiring Polar to immediately investigate the alleged conditions and make all necessary modifications and/or corrections or risk citation and penalty. The alleged violation stemmed from roof repairs being performed at the PAC Warehouse. Prior to performing the roof repairs, tests were performed revealing the presence of “non-friable” asbestos. The required notifications of asbestos presence were made to the appropriate entities, specialty contractors and subcontractors were hired and appropriate regulations were observed. During the repair process, nuisance dust filtered into the PAC Warehouse area, however, substantially all asbestos had already been removed from the PAC Warehouse and any remaining asbestos material was not near the roofing demolition project that generated the dust. On June 9, 2003, Polar responded to Cargo Airport Services’ complaint to OSHA in a letter detailing these events. OSHA has not assessed a penalty, issued a citation against Polar or taken any further action on this matter.

On August 7, 2001, Atlas sued Southern Air, Inc. and Hernan Galindo in Miami-Dade County Circuit Court seeking damages in excess of $13.0 million. This complaint alleges, among other things, the defendants committed tortious interference with Atlas contracts and/ or business relationships with Aerofloral, Inc., unfair competition and conspiracy. Atlas subsequently filed a second amended complaint joining additional defendants James K. Neff, Randall P. Fiorenza, Jay Holdings LLC, and EFF Holdings LLC, on the same legal theories asserted in the original complaint. On November 15, 2002, Southern Air, Inc. filed a petition for relief under chapter 11 of the U.S. Bankruptcy Code, and thus, the lawsuit has been stayed against Southern Air, Inc. The Miami-Dade County Circuit Court, however, denied the other defendants’ motions to dismiss, and all have answered the second amended complaint denying any liability to Atlas. Southern Air, Inc. has filed a counterclaim against Atlas and a third party complaint against Holdings. The counterclaim and third party complaint allege, among other things, that Atlas and Holdings are alter egos of each other and committed various torts against Southern Air, Inc., including tortious interference with contract and with advantageous business relationships, unfair competition, conspiracy, and other anti-competitive acts in violation of Florida law. Atlas and Holdings both believe the counterclaim and third party complaint have no merit and intend to vigorously defend against these actions. In response to Southern Air, Inc.’s motion the Bankruptcy Court approved an Agreed Order on April 21, 2004, that lifts its stay with respect to these claims, and the litigation will proceed accordingly.

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

ALPA has filed a labor grievance against Polar challenging the permissibility under the Polar-ALPA collective bargaining agreement of certain wet lease flying performed by Atlas on behalf of Polar. This matter was presented to an arbitrator in February 2004 before the Polar Air Cargo, Inc. Crewmembers’ System Board of Adjustment (“SBA”). A preliminary decision has been issued by the arbitrator denying ALPA’s grievance. ALPA requested an executive session of the SBA to challenge the arbitrator’s preliminary decision.

There are currently contested matters and legal proceedings between the Company and the Polar Credit Committee in the Company’s Bankruptcy Case. These contested matters and legal proceedings are abated pending approval of a global settlement reached among the Atlas Credit Committee, the Polar Credit Committee and the Debtors.

The Company has certain other contingencies resulting from litigation and claims incident to the ordinary course of business. Management believes that the ultimate disposition of these contingencies with the exception of those noted above is not expected to materially affect the Company’s consolidated financial position, liquidity, or results of operations. At the present time, the matters noted herein are at an early stage and, except as noted, management is unable to predict their resolution with any certainty.

15. Stockholders’ Equity

On September 9, 2003, the Company received written notification from the New York Stock Exchange (the “Exchange”) stating that trading in the Company’s common stock would be suspended immediately. The notification further indicated that application would be made to the Securities and Exchange Commission (the “SEC”) to delist the common shares pending the completion of applicable procedures. This application was approved by the SEC as of November 28, 2003, and the common stock was permanently removed from listing and registration on the Exchange on such date. The Exchange stated that the action was being taken in view of the Company’s previously announced liquidity and financial difficulties. In addition, the Exchange considered several other factors in reaching its de-listing decision, including, but not limited to, the Company’s delay in meeting its financial statement filing requirements and the sustained low trading price of the common shares. Since delisting, the Company’s common shares have traded over the counter on the Pink Sheets under the symbol AAWHQ. As previously discussed, the current outstanding equity is estimated to receive zero value when the Company emerges from Chapter 11. These shares will be cancelled upon confirmation the Second Amended Plan of Reorganization by the Bankruptcy Court.

Shareholder Rights Plan

In June 2001, the Board of Directors adopted a Shareholder Rights Plan. Under the Plan, one Right (as defined in the Shareholder Rights Plan) was attached to each outstanding share of common stock at the close of business on July 2, 2001. Each Right entitles holders thereof to purchase one one-thousandth of a share of junior preferred stock at an exercise price of $115 per share, subject to adjustment. The Rights become exercisable only if a person or group acquires common stock and/or other voting capital stock of the Company which has 20% or more of the voting power of all outstanding capital stock of the Company, or announces a tender or exchange offer that, if consummated, will result in a person or group beneficially owning any such capital stock of the Company which has 20% or more of the voting power of all outstanding capital stock of the Company. In the event that a person or group acquires capital stock of the Company that has 20% or more of the voting power of all outstanding capital stock of the Company, each Right will entitle the holder (other than such acquiring person or group) to purchase the Company’s common stock with a value of $230, subject to adjustment. The Company will generally be entitled to redeem the Rights at $.001 per Right. If not exercised or redeemed, all Rights will expire on

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

July 2, 2011. Shares of the Company’s common stock will be cancelled upon confirmation the Second Amended Plan of Reorganization by the Bankruptcy Court. At that time, the Rights are expected to become null and void and have no value.

16. Stock-Based Compensation Plans

Employee Stock Purchase Plan

The Company has an approved Employee Stock Purchase Plan (the “Stock Purchase Plan”) for eligible employees of the Company. Employees eligible to participate in the Stock Purchase Plan are those who have completed at least 90 days of employment with the Company, but excluding employees whose customary employment is not more than five months in any calendar year or 20 hours or less per week. The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors of the Company. The Compensation Committee determines the terms and conditions under which shares are offered and corresponding options granted under the Stock Purchase Plan for any Purchase Period, as defined in the Stock Purchase Plan. Employees may contribute up to 15% of their gross base compensation subject to certain limitations. The price per share at which the common stock is purchased pursuant to the Stock Purchase Plan is the lesser of 85% of the fair market value of the common stock on the first or last day of the applicable Purchase Period (as defined in the Stock Purchase Plan). The maximum number of shares of common stock, which may be issued under the Stock Purchase Plan, is 1,500,000 shares. In March 2003, the Company’s Board of Directors suspended the Stock Purchase Plan until further action by the Board. During the plan year ended December 31, 2003, 182,007 shares were issued out of treasury stock at a weighted average cost of $1.91.

1995 Long Term Incentive and Share Award Plan

Shareholders approved the 1995 Long Term Incentive and Share Award Plan (as amended) (the “1995 Plan”) that provides for awards of up to 8.9 million shares of common stock to employees in various forms. These include non-qualified options, incentive stock options, share appreciation rights, restricted shares, restricted share units, performance shares and performance units, dividend equivalents and other share-based awards. The portion of the 1995 Plan applicable to employees is administered by the Compensation Committee of the Board of Directors of the Company, which also establishes the terms of the awards. Non-qualified stock options and restricted share units have been the only form of awards granted by the Compensation Committee to date.

For the year ended December 31, 2003 and 2002, the Company recognized compensation expense of $410,000 and $685,700, respectively, for the vested portion of restricted share units issued. Compensation related to these awards is recognized ratably over the vesting period.

The 1995 Plan also contains a provision that permits non-employee directors to receive all or a portion of their quarterly remuneration in the form of common stock rather than cash. The first 25% of a non-employee director’s quarterly remuneration must be received in the form of common stock. The number of shares received is determined by dividing the average price on the date of the first Board meeting in the quarter into the amount of compensation earned for the quarter in which the non-employee director chooses not to receive cash. At December 31, 2002, the Board of Directors suspended this particular feature of the 1995 Plan indefinitely, and all quarterly remuneration paid to non-employee directors since that time has been in the form of cash.

The 1995 Plan also provides for certain annual automatic grants of non-qualified stock options to non-employee directors, which become exercisable on the date of grant and expire on the tenth anniversary of the grant date. In August 2003, the Board of Directors elected to suspend this feature of the 1995 Plan

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

indefinitely, and no options have been granted to non-employee directors during 2003. Non-qualified options granted under the 1995 Plan vest over periods ranging from immediate to five years and expire ten years from the date of grant. A total of 4.2 million shares remained available for future award grants as of December 31, 2003. These shares along with any stock options and restricted share units previously awarded under the 1995 Plan are expected to be cancelled upon issuance of an order by the Bankruptcy Court that confirms the Second Plan of Reorganization. No incentive stock options may be granted with an exercise price less than fair market value of the stock on the date of grant; non-qualified stock options may be granted at any price but, in general, are not granted with an exercise price less than the fair market value of the stock on the date of grant.

The table below summarizes the activity with respect to non-qualified stock options granted under the 1995 Plan for the years ended December 31:

	2003		2002
		Weighted		Weighted
		Average		Average
	Shares	Exercise Price	Shares	Exercise Price
Outstanding at beginning of year	4,440,064	$19.47	3,901,258	$23.73
Granted	21,750	1.57	838,750	4.41
Exercised	—	—	—	—
Forfeited	(1,690,177)	22.70	(299,944)	20.54

Outstanding at year end	2,771,637	$17.29	4,440,064	$19.47

The following table provides additional information for options outstanding at December 31, 2003:

	Options Outstanding		Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life	Price	Exercisable	Price
$ 1.24 – 1.69	21,750	9.2 years	$1.57	—	$—
2.60 – 8.08	823,750	8.7 years	4.45	205,938	4.45
10.67 – 16.00	392,875	7.7 years	14.31	192,333	14.11
16.31 – 24.44	593,250	4.3 years	22.75	593,250	22.75
24.63 – 33.83	634,262	6.3 years	27.86	446,512	27.53
34.00 – 37.58	237,750	6.6 years	35.33	175,876	35.11
$38.44 – 45.22	68,000	6.7 years	40.05	68,000	40.05

	2,771,637		$17.29	1,681,909	$22.24

17. Retirement Plans

Profit Sharing Plan

Employees who have been employed by Atlas for at least twelve months as full-time employees are eligible to participate in the Profit Sharing Plan, which was adopted in 1994 by Atlas. The Profit Sharing Plan provides for payments to eligible employees in semiannual distributions based on the Company’s pretax profits. Beginning in 2002, the Profit Sharing Plan was revised to include, among other things, that profit sharing would no longer have a guaranteed component, but will be based entirely upon the actual

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

financial results of the Company. As a result no awards have been accrued in either 2003 or 2002, given the Company’s financial performance.

401(k) and 401(m) Plans

Participants in the Atlas Plan may contribute up to 60% of their annual compensation to their 401(k) plan on a pre-tax basis, subject to aggregate limits under the Internal Revenue Code. Additionally participants can contribute up to 100% of their eligible compensation to the 401(m) plan on an after-tax basis. The Company provides on behalf of participants of the Atlas Plan, who make elective compensation deferrals, a matching contribution at the rate of 50% of employee contributions up to 10% of participant pretax compensation. Employee contributions in the Atlas Plan are vested at all times and the Company’s matching contributions are subject to a three-year cliff vesting provision. The Company recognized compensation expense associated with the Atlas Plan matching contributions totaling $2.9 million and $2.8 million for the years ended December 31, 2003 and 2002, respectively.

Participants in the Polar Plan may contribute up to 25% of their annual compensation for their 401(k) plan on a pre-tax basis, subject to aggregate limits under the Internal Revenue Code. The Company provides on behalf of participants of the Polar Plan, who make elective compensation deferrals, a matching contribution at the rate of 50% of employee contributions up to 4% of participant pre-tax compensation. Employee contributions in the Polar Plan are vested at all times and the Company’s matching contributions are subject to a five-year step vesting provision. The Company recognized compensation expense totaling $0.6 million and $0.5 million for the years ended December 31, 2003 and 2002, respectively, in connection with its matching contribution to the Polar Plan.

18. Post-Retirement Health Care and Life Insurance Benefits

The Company provides certain health care and life insurance benefits to certain qualified retired Polar employees and dependents between the ages of 60 to 65. These benefits are funded as benefits are provided, with the retiree paying a portion of the cost through contributions, deductibles and coinsurance provisions.

In accordance with SFAS No. 106, Employers’ Accounting for Post-Retirement Benefits Other Than Pensions, the Company recognizes these benefit expenses on an accrual basis as the employees earn them during their employment rather than when they are actually paid.

The Company uses December 31, as the measurement date for determining the accumulated benefit obligation. The Company had an accumulated benefit obligation at December 31, 2002 of $1.0 million and recorded service costs of $1.0 million and interest costs of $0.2 million for the year ended December 31, 2003 resulting in an accumulated benefit obligation at December 31, 2003 of $2.2 million. The Polar post-retirement health care and life insurance benefits plan remained unfunded at December 31, 2003.

Actuarial assumptions used in determining the accumulated post-retirement benefit obligation include a discount rate of 5.5% at December 31, 2003 and estimated increases in health care costs. The healthcare claim costs were assumed to increase by 14.0% in 2004, decreasing by 1.0% yearly to 4.0% in 2013. A 1.0% increase in the trend rate would increase the benefit obligation at the end of the year by approximately $0.2 million and the service and interest cost by $0.1 million. A 1.0% decrease in the trend rate would decrease the benefit obligation at the end of the year by approximately $0.2 million and the service and interest cost by $0.1 million.

19. Loss Per Share and Number of Common Shares Outstanding

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

Basic loss per share represents the loss divided by the weighted average number of common shares outstanding during the measurement period. Diluted loss per share represents the loss divided by the weighted average number of common shares outstanding during the measurement period while also giving effect to all potentially dilutive common shares that were outstanding during the period. Potentially dilutive common securities consist of 2.8 million and 4.4 million stock options outstanding, for the years ended December 31, 2003 and 2002, respectively. The Company has reported net loss for the years ended December 31, 2003 and 2002; therefore, the impact of these potentially dilutive securities would be antidilutive and is not included in the diluted loss per share calculation.

The calculations of basic and diluted loss per share for the years ended December 31, are as follows: (in thousands, except per share data)

	2003	2002
Numerator:
Net loss before cumulative effect of accounting change	$(100,990)	$(98,369)
Cumulative effect of accounting change	—	44,556

Net loss	$(100,990)	$(53,813)

Denominator – basic and diluted shares:
Weighted average common shares outstanding	38,360	38,210
Basic and diluted loss per share:
Loss before cumulative effect of accounting change	$(2.63)	$(2.57)
Cumulative effect of accounting change	—	1.16

Net loss	$(2.63)	$(1.41)

20. Subsequent Events (unaudited)

Bankruptcy Cases

The United States Trustee for the Southern District of Florida has appointed two official committees of unsecured creditors (the “Creditors’ Committees”) one each for Atlas and Polar. The Creditors’ Committees and their legal representatives have a right to be heard on all matters that come before the Bankruptcy Court concerning the Company’s reorganization.

Pursuant to a global settlement that resolved differences between the two Creditors’ Committees and the Company regarding the Company’s initial Plan of Reorganization filed on April 19, 2004, all litigation between the parties has been abated pending final documentation of the settlement terms and submission of a revised Disclosure Statement and the Plan of Reorganization. As part of the settlement, the Polar unsecured creditors will receive a 60% cash dividend on allowed unsecured claims against Polar. The Company anticipates that the total settlement amount will be between $30.0 and $40.0 million. The settlement will be funded by the Company with cash on hand together with proceeds of up to approximately $20.0 million from a subscription offering to unsecured creditors of Atlas. Under the settlement, the percentage of common stock previously allocated to Polar unsecured creditors will be sold as part of the subscription offering.

By virtue of the global settlement, the two Creditors Committees now support confirmation of the Second Amended Plan of Reorganization. However, there can be no assurance that there will not be further

Atlas Air Worldwide Holdings, Inc.

Notes to Consolidated Financial Statements

disagreements and disputes between the Company and the two Creditors’ Committee that could protract the Chapter 11 process, hinder the Company’s ability to operate during the Chapter 11 process and could delay its emergence from Chapter 11.

On June 8, 2004 the Company’s Disclosure Statement was approved by the Bankruptcy Court, thereby allowing the Company to solicit votes to accept the Second Amended Plan of Reorganization. On July 14, 2004, the Bankruptcy Court confirmed the Second Amended Plan of Reorganization which will allow for the Company to emerge from bankruptcy on or about July 26, 2004.

In addition, on July 14, 2004 the Company signed a revised commitment letter providing Holdings with a $60 million credit facility (the “Revolving Credit Facility”) replacing the Emergence Credit Facility. The Revolving Credit Facility has a minimum maturity of four years from the date of closing and is predicated upon emergence from Bankruptcy and other closing conditions.

While the Second Amended Plan of Reorganization provides for the Company’s emergence from Chapter 11, there can be no assurance such plan will be implemented successfully.

On June 2, 2004 the SBA had an executive session to review the arbitrator’s preliminary decision regarding ALPA’s grievance which resulted in a final ruling in Polar’s favor.

The IRS had submitted proofs of claim with the Bankruptcy Court for approximately $228 million for alleged income tax, employee withholding tax, FUTA and excise tax obligations, including penalties and interest. Atlas disputed the amount claimed and filed a Section 505 motion with the Bankruptcy Court, challenging the IRS’ claim. In its amended proofs of claim, the IRS subsequently asserted claims in an amount of $104.3 million. In a settlement of the Section 505 motion, the IRS agreed to reduce its claim from approximately $104.3 million to $61.7 million for confirmation plan purposes. The IRS’ claim is composed of a $56.4 million income tax claim and a $5.3 million employment tax claim. The settlement is without prejudice to the IRS to file additional proofs of claim up to the bar date for filing governmental claims, that is currently set for July 28, 2004. The Company believes that the IRS’ claims are without merit, intends to vigorously defend against these claims, and that its income tax liability, if any, is limited as a result of available net operating loss carryforwards.